Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” and to the use of our report dated January 16, 2006, included in the Registration Statement on Form SB-2 and related Prospectus of EZ English Online Inc. for the registration of shares of its common stock.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
February 3, 2006